POWER OF ATTORNEY



	The undersigned, Hugh K. Coble, being a director of Flowserve Corporation (the
"Company"), hereby appoints Ronald F. Shuff, Tara D. Mackey and Mark A. Blinn, or any one of them, as his agent and attorney-in-fact to prepare and execute, on his behalf, all reports required, in the judgment of Ronald F. Shuff, Tara D.
Mackey or Mark A. Blinn, to be filed with the Securities and Exchange Commission involving his transactions in the securities of the Company, including, without limitation, the filing of all his required Form 3, Form 4 and Form 5 reports.

	This Power of Attorney shall extend until revoked in writing by the undersigned or until the undersigned is no longer subject to the requirements of Section 16 of the Securities Exchange Act due to termination of his role as a Director of the Company.



						/s/ Hugh K. Coble
						Hugh K. Coble

Dated:  June 26, 2006